WILLIAM BLAIR FUNDS

MULTI-CLASS PLAN

WHEREAS, the William Blair Funds (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”) with authorized separate series (“Funds”);

WHEREAS, William Blair & Company, L.L.C. (“William Blair”) serves as investment manager and principal underwriter for the Trust;

WHEREAS, as described in its prospectus, each Fund (except the International Small Cap Growth Fund, the Emerging Markets Growth Fund, the Institutional International Growth Fund, the Institutional International Equity Fund and the Ready Reserves Fund) has established multiple classes enabling each Fund to offer investors the option of purchasing shares (a) with a shareholder/distribution services fee, as described in the Trust’s Distribution Plan for that Class (“Class N Shares”); and (b) without a shareholder/distribution services fee (the “Institutional Option” or “Class I Shares”);

WHEREAS, as described in its prospectus, the Ready Reserves Fund has established multiple classes enabling the Ready Reserves Fund to offer investors the option of purchasing: (a) shares without a shareholder/distribution services fee, but subject to a service fee, as described in the Service Agreement between the Trust, on behalf of the Ready Reserves Fund and William Blair (the “Service Agreement”) (“Ready Reserves Fund Class N shares”); and (b) shares of the Institutional Option;

WHEREAS, as described in its prospectus, each of the International Small Cap Growth Fund and the Emerging Markets Growth Fund has established multiple classes enabling the International Small Cap Growth Fund and the Emerging Markets Growth Fund to offer investors the option of purchasing: (a) shares subject to a shareholder/distribution services fee, as described in the Trust’s Distribution Plan for that Class and a shareholder administration fee, as described in the Shareholder Administration Agreements between the Trust, on behalf of each of the International Small Cap Growth Fund and the Emerging Markets Growth Fund, and William Blair (“International Small Cap Growth Fund and Emerging Markets Growth Fund Class N Shares”); (b) Class I shares subject to a shareholder administration fee, as described in the Shareholder Administration Agreements between the Trust, on behalf of each of the International Small Cap Growth Fund and the Emerging Markets Growth Fund, and William Blair (“International Small Cap Growth Fund and Emerging Markets Growth Fund Class I Shares”); and (c) shares without a shareholder/distribution services fee or shareholder administration fee (the “Institutional Shares Option” or “Institutional Class Shares”); and

WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges.

NOW, THEREFORE, the Trust, wishing to be governed by Rule 18f-3 under the 1940 Act, hereby adopts this Multi-Class Plan as follows:

1.    Each class of shares of each Fund will represent interests in the same portfolio of investments of a Fund, and be identical in all respects to each other class of a Fund, except as set forth below. The only differences among the various classes of shares of the same Fund will relate solely to: (a) different distribution fee payments associated with any Distribution Plan for a particular class of shares and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such Plan or any amendment thereto), which will be borne solely by shareholders of such classes; (b) different service fees associated with the Service Agreement in the case of the Ready Reserves Fund or shareholder administration fees associated with the Shareholder Administration Agreements in the case of the International Small Cap Growth Fund and the Emerging Markets Growth Fund; and (c) different class expenses, which will be limited to any additional expenses that are subsequently identified and determined to be properly applied to one class of shares of a Fund upon approval by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Funds.

2.    Under this Multi-Class Plan, certain expenses may be attributable to a Fund, but not to a particular class thereof. All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes. Notwithstanding the foregoing, the distributor, the investment manager or other provider of services to the Trust may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

A class of shares may be permitted to bear expenses that are directly attributable to such class including: (a) any shareholder/distribution services fees associated with the Distribution Plan for a particular class and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such Plan or any amendment thereto); (b) any service fee associated with the Service Agreement for Class N shares of the Ready Reserves Fund or any shareholder administration fees associated with the Shareholder Administration Agreements in the case of the International Small Cap Growth Fund and the Emerging Markets Growth Fund; and (c) any class expenses determined by the Board of Trustees to be attributable to such class.

3.    To the extent exchanges are permitted, shares of any class of a Fund will be exchangeable with shares of the same class of another Fund as described in the prospectus. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act.

4.    Dividends paid by a Fund as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that any shareholder/distribution services fees, service fees (for Ready Reserves Fund Class N shares), shareholder administration fees (for the International Small Cap Growth Fund and the Emerging Markets Growth Fund) and class expenses allocated to a class will be borne exclusively by that class.

5.    Any distribution arrangement of a Fund, including shareholder/distribution services fees, will comply with Article III, Section 26, of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

6.    The portion of the Ready Reserves Fund’s service fee that is attributable to personal shareholder services will comply with the “service fees” limitation as set forth in Article III, Section 26, of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

7.    The Shareholder Administration Agreements for the International Small Cap Growth Fund and the Emerging Markets Growth Fund will comply with the “service fees” limitation as set forth in Article III, Section 26, of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

8.    All material amendments to this Plan must be approved by a majority of the members of the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust.

Dated: July	20, 1999, amended September 8, 1999, October 24, 2000, February 18, 2005, July 19, 2005 and October 25, 2005